Exhibit 23(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of our report dated February 8, 2002 relating to the financial statements, which appears in Champion Enterprises, Inc.’s Current Report on Form 8-K, dated June 27, 2002. We also consent to the reference to us under the heading “Experts” in such Amendment No. 2.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan

September 11, 2002